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                                                                    Exhibit 4.2

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                          SECOND SUPPLEMENTAL INDENTURE
                            Dated as of May 20, 2003

                                       to

                                    INDENTURE

                                     between

                         UNITED STATES STEEL CORPORATION
                  (formerly known as UNITED STATES STEEL LLC),
                                     Issuer

                                       and

                              THE BANK OF NEW YORK,
                                     Trustee

                            Dated as of July 27, 2001

                     10-3/4% Senior Notes due August 1, 2008

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            THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 20, 2003, between United States Steel Corporation (formerly known as United States Steel LLC and successor by merger to United States Steel Financing Corp.), a Delaware corporation (referred to herein as the "Company" or the "Issuer") and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

                                  WITNESSETH:

            WHEREAS, the Issuer and the Trustee executed and delivered an Indenture, dated as of July 27, 2001 and amended by a First Supplemental Indenture, dated as of November 26, 2001 (the "Indenture"), providing for the issuance of $385,000,000 principal amount of 10-3/4% Senior Notes due August 1, 2008 (the "Initial Notes");

            WHEREAS, pursuant to the Indenture, the Issuer issued an additional $150,000,000 principal amount of 10-3/4% Senior Notes due August 1, 2008 (the "Additional Notes", together with the Initial Notes, the "Notes);

            WHEREAS, pursuant to Section 9.2 of the Indenture, the Issuer and the Trustee have solicited and obtained the consent of the requisite number of Holders (as defined in the Indenture) to modify the terms of the Notes;

            WHEREAS, all acts, conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement in accordance with its terms and for the purposes herein set forth have been done and taken, and the execution and delivery of this Second Supplemental Indenture has been in all respects duly authorized;

            NOW THEREFORE, in consideration of the premises, the Issuer and the Trustee covenant and agree as follows:

                                    ARTICLE I

                                   AMENDMENTS

            SECTION 1.1. (a) The definition of "Consolidated Net Income" in
Section 1.1 of the Indenture is hereby amended by deleting the word "and" at the end of clause (v), deleting the "." at the end of clause (vi) and replacing it with "; and" and adding the following clause (vii) before the last paragraph thereof:

            "(vii) one-time benefit charges incurred in connection with the
                  Company's workforce reduction activities announced in 2003 and charges incurred in connection with any merger of the Company's pension plans in 2003, in each case, including without limitation, any curtailment or re-measurement charges triggered by such activities."


            (b) The definition of "EBITDA" in Section 1.1 of the Indenture is hereby amended by (i) in the second line thereof, adding a "(i)" after the word "minus" and adding the


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phrase "and (ii) the sum of (x) payments made by the Company for pensions and other post retirement benefits that are not reimbursed by plan assets and (y) and funding by the Company to plan trusts" before the words "and plus" in the third line thereof and (ii) replacing clause (v) thereof with the following:

            "(v) net periodic benefit cost recorded for pensions and other postretirement benefits."

            (c) The definition of "Like-Kind Exchange" in Section 1.1 of the Indenture is hereby amended by adding "(i)" after the word "means" in the first line thereof and by adding the following at the end thereof:

            "or (ii) the acquisition of property from a Person with the proceeds of the disposition of similar property in such a qualifying transaction."

            (d) The definition of "Permitted Investment " in Section 1.1 of the Indenture is hereby amended by deleting the word "and" at the end of clause (x), deleting the "." at the end of clause (xi) and replacing it with "; and" and adding the following clause (xii) at the end thereof:

            "(xii) any loan made to a Person in connection with a Like-Kind
                   Exchange, provided such loan is repaid in full within 180 days."

            SECTION 1.2. Section 4.13(b) of the Indenture is hereby amended by deleting the word "or" at the end of clause (vi), deleting the `." at the end of clause (vii) and replacing it with "; or", and adding the following clause
(viii) after the last paragraph thereof:

            "(viii) so long as no Default has occurred and is continuing, the declaration and payment of dividends on the Company's 7.00% Series B Mandatory Convertible Preferred Shares pursuant to their terms; provided that such dividends shall be excluded in the calculation of the amount of Restricted Payments."

                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

            SECTION 2.1. For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, capitalized terms used in this Second Supplemental Indenture and defined in the Indenture have the meaning specified in the Indenture.

            SECTION 2.2. Except as specifically amended and supplemented by this Second Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.


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            SECTION 2.3. The laws of the State of New York shall govern this
Second Supplemental Indenture.

            SECTION 2.4. All agreements of the Issuer in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

            SECTION 2.5. The parties may sign any number of counterparts of this Second Supplemental Indenture. Each such counterpart shall be an original, but all of them together represent the same agreement.

            SECTION 2.6. Without limiting the provisions of the Indenture relating to the responsibilities of the Trustee, the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.


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            IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed as of the date first written above.

                                           Issuer:

                                           UNITED STATES STEEL CORPORATION

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:



                                           Trustee:

                                           THE BANK OF NEW YORK

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:


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